UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________
Form 8-K
___________________________

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 12, 2022
Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware		1-7463		95-4081636
(State or other jurisdiction of incorporation or organization)		(SEC File No.)		(IRS Employer identification number)

1999 Bryan Street	Suite 1200	Dallas	Texas	75201
(Address of principal executive offices)				(Zip Code)
Registrant's telephone number (including area code): (214) 583-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
_________________________________________________________________

Title of Each Class		Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	$1 par value	J	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.02	Results of Operations and Financial Condition
The information in the third paragraph under Item 8.01 is hereby incorporated by reference.

Item 7.01	Regulation FD
In 2017, Jacobs Engineering Group Inc. (“Jacobs”) acquired water, environmental and infrastructure leader CH2M Hill Companies, Ltd. (“CH2M”) for $3.3 billion, representing the previously disclosed enterprise value multiple of 6.9x trailing twelve months adjusted EBITDA, including the full run rate of realized cost synergies. Today, CH2M’s solutions serve as one of the foundational elements of Jacobs’ global water and climate response strategy and have enhanced its infrastructure and semiconductor offerings.

The following settlement announcement with JKC Australia LNG Pty Limited ("JKC") is related to the fixed price design build business CH2M had already exited at the time it was acquired by Jacobs. The potential liability described below was considered when making the original CH2M investment. Today, as a result of the previous actions taken by CH2M and Jacobs to focus on profitable growth in its core sectors, Jacobs does not pursue, or have material legacy liabilities from, higher risk lump sum projects and other higher risk fixed price projects, such as this project for JKC.

Item 8.01	Other Events
Today, Jacobs announced that CH2M HILL Australia PTY Limited (“CH2M Australia”), a subsidiary acquired in 2017 as noted above, entered into a conditional, confidential deed of settlement (“Settlement Agreement”) in connection with its previously disclosed dispute with JKC relating to a subcontract for the engineering, procurement, construction and commissioning of a 360 MW Combined Cycle Power Plant for INPEX Operations Australia Pty Limited that was awarded in 2012 to a consortium comprised of CH2M Australia, Australian construction contractor UGL Infrastructure Pty Limited, General Electric and GE Electrical International Inc. (collectively, the “Consortium”).

Under the terms of the Settlement Agreement, CH2M, as guarantor of CH2M Australia’s obligations with respect to the subcontract with JKC, will make a cash payment to JKC of AUD640 million (the “CH2M Settlement Payment”) no later than April 13, 2022. CH2M will pay the CH2M Settlement Payment with cash on hand and borrowings under Jacobs' revolving credit facility. The Settlement Agreement provides for a release of claims between JKC and each member of the Consortium. In connection with the Settlement Agreement, the members of the Consortium will also waive all claims against each other and their respective parent guarantors relating to the project. If any member of the Consortium fails to take the actions necessary to satisfy the conditions to the Settlement Agreement, including initial payment obligations by members of the Consortium, the Settlement Agreement shall become void. Until such conditions are satisfied, the arbitration hearing, scheduled to commence on April 14, 2022, will continue.

In connection with the CH2M Settlement Payment, Jacobs expects to record up to $80 million in after-tax charges to net income in the second quarter of fiscal year 2022, net of previously recorded reserves. Based on current exchange rates, the aggregate impact of the CH2M Settlement Payment on cash flow for the last three quarters of fiscal year 2022 is expected to be up to $340 million, after taking into account gains realized from associated hedging transactions, anticipated legal fees and expenses, and lower estimated quarterly income tax payments stemming from the availability of related deductions, utilizing an assumed cash tax rate of 23.5%. This estimate does not include any impact on cash flow related to the expected increase in borrowings, or repayments of the borrowing.

CAUTIONARY STATEMENT -- Certain information in this Current Report on Form 8-K is forward-looking, including our projections as to the amount and timing of the charge relating to net income, the expected impact to cash flow in fiscal year 2022, and the timing of payments under the Settlement Agreement. Forward-looking information is based on management's estimates, assumptions, and projections, and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, the possibility that one of the parties will fail to take the actions provided in the Settlement Agreement, which may void the Settlement Agreement, actual tax rates being different than rates assumed for purpose of calculating estimated tax payments and the possibility that limitations may impact our ability to fully utilize related tax deductions to offset our tax liability in fiscal year 2022.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 12, 2022

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin C. Berryman
Kevin C. Berryman
President
and Chief Financial Officer
(Principal Financial Officer)